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                                                                   EXHIBIT 10.08

                              AMENDED AND RESTATED
                               SERVICES AGREEMENT


        This AGREEMENT made as of the 13th Day of January, 1999, by and between MARKETWATCH.COM.LLC, 825 Battery Street, San Francisco, CA 94111, (herein called "MarketWatch") and DATA BROADCASTING CORPORATION, 3955 Point Eden Way, Hayward, CA 94545 (herein called "DBC") hereby amends and restates this Agreement entered into between the parties as of October 29, 1997 (that was attached to and formed a part of the CONTRIBUTION AGREEMENT, dated as of October 29, 1997 between CBS Broadcasting, Inc. (formerly known as CBS, Inc.), DBC and MarketWatch.


1. DESCRIPTION

        1.1 During the term of this Agreement, subject to the terms and conditions stated herein

                (a) at the request of MarketWatch, DBC will perform the following services for MarketWatch:

                (i) (A) subject to MarketWatch's prior approval in each instance, DBC shall engage or employ personnel assigned to service MarketWatch (hereinafter referred to as "MarketWatch Employees") on a full-time or part-time basis as needed, including the calculation and administration of employee (or engaged personnel) compensation, benefits and/or related payments or deductions/withholdings. MarketWatch shall have the right to require DBC to terminate any employee (or engaged personnel, as applicable). In connection with the foregoing services, MarketWatch shall hold DBC harmless from liability with respect to any personnel action involving a MarketWatch Employee (acting solely within the scope of his or her employment for MarketWatch), provided such personnel action is directed by MarketWatch. (For avoidance of doubt, the preceding sentence shall not relieve DBC of liability in its capacity as a principal of MarketWatch.)

                        (B) For avoidance of any doubt, all material(s)
                produced, developed, created or furnished to MarketWatch by MarketWatch Employees, excluding the MarketWatchRT Software, will be deemed "work(s) made for hire" for MarketWatch under the United States Copyright Act; but in the event it is determined that such materials in whole or in part are not "work(s) made for hire", they will be deemed transferred to MarketWatch by this Agreement. All such materials made or furnished to MarketWatch by MarketWatch Employees, excluding the MarketWatchRT Software, shall be the sole property of MarketWatch, free from any claims by any MarketWatch Employee, DBC or any other person, firm or entity; and MarketWatch shall have the exclusive right to


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                copyright such materials in its name as the author and owner of them and to secure any and all renewals and extensions of such copyright throughout the world. DBC will cause engaged personnel to execute and deliver to MarketWatch documents reflecting that materials developed, produced, created or furnished by such personnel, excluding the MarketWatchRT Software, are/shall be deemed a "work made for hire" for MarketWatch; and if any of such material is determined not to be a "work made for hire" it will be deemed transferred to MarketWatch.

                (ii) handle customer billing and collection for MarketWatch subscription products and services and other services including without limitation, real-time data service.

                (iii) provide computer software programming assistance, including, without limitation, assistance with the operation of the on-line services (including advertising services) offered by MarketWatch and the creation of MarketWatch web site pages and navigation systems.

                (b) (i) At the request of MarketWatch in each instance, DBC will license to MarketWatch, free of charge, the delayed commodities and stock data feeds (the "Data Feed") delivered from the financial exchanges with whom DBC has existing contracts (including, without limitation, the New York Stock Exchange; The American Stock Exchange; The Nasdaq Stock Market. Inc.; New York Mercantile Exchange; Chicago Board Options Exchange; Chicago Board of Trade; MidAmerica Commodity Exchange; Commodities Exchange Center; Chicago Mercantile Exchange; and Coffee, Sugar & Cocoa Exchange) (the "Data Providers"). The Data Feed is currently made available by DBC to users/subscribers of the Internet web site currently known as dbc.com.

                (ii) DBC will provide MarketWatch with communications lines (including at least two (2) T-3 connections to the Internet, hardware and software to effect the required capability to receive/transmit etc. the data feeds described in Section 1.1(b)(i) above. DBC will use its best efforts to ensure third party provided lines will be in good working order at all times.

                (iii) In connection with the data feed described in Section 1.1(b)(i) above, DBC will provide MarketWatch with network operations and web site management support (including, without limitation, hosting connectivity, serving content, serving and reporting ads and reporting content) twenty-four hours a day seven days a week.

                (c) At MarketWatch's request, DBC will provide (from its rented or owned office space) office space and related facilities, to the extent available, for MarketWatch Employees. Such right to use such facilities shall in no way be construed as a sublease or license by DBC of any real property but shall only be construed as a reimbursement arrangement.


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        1.2 During the term of this Agreement, subject to the terms and conditions stated herein:

                (a) DBC will pay MarketWatch:

                (i) Two Dollars and Fifty Cents ($2.50) per month per subscriber for each portable device subscriber who receives real-time quotes and news, and Five Dollars ($5.00) per month per subscriber for all other subscriber devices (including all portable personal computers) who receive real-time quotes and news, with both types of payments to be made until and through October 29, 2002. No such payments shall be made with respect to multi-user "institutional" clients that receive a volume discount. For the purposes of the preceding sentence, the term "institutional" means: banks, broker-dealers, money managers, investment advisors, insurance companies or other similar organizations. The payment will be a minimum of $100,000 per month until and through October 29, 2002.


                (ii) With respect to subscribers of the real-time market feeds described below:

                        (A) twenty-five percent (25%) of the Net Revenues earned
                from the real-time market feed currently known as "MarketWatch Live"; and

                        (B) seventy-five percent (75%) of the Net Revenues
                earned from the real-time market feed currently known as "MarketWatch RT."

                As used in Section 1.2(a)(ii), the term "Net Revenues" shall mean gross subscription fees collected less exchange fees actually paid by DBC, credit card fees actually paid by DBC and any applicable sales taxes billed by DBC and paid by the subscriber concerned.

2. TERM


        2.1 The term of this Agreement shall begin as of the date hereof and shall continue in full force and effect for a period of eight (8) consecutive years, from October 29, 1997 through and including October 29, 2005, unless it is terminated earlier in accordance with the terms and conditions contained herein.


3. COMPENSATION; OFFSET

        3.1 In consideration for all grants herein made or agreed to be made and all rights, licenses, privileges and property herein conveyed or agreed to be conveyed, and all warranties, representations and covenants herein made by DBC, MarketWatch agrees to pay DBC as follows:

                (a) DBC's actual costs, subject, however, to the approval of MarketWatch of the costs to be incurred, other than the costs incurred by DBC in the ordinary course of business. in connection with:

                (i) the services rendered pursuant to Section 1.1 (a) and
                Section 1.1(b)(iii); and


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                (ii) the provision of communications lines described in Section
                1.1(b)(ii) above.

                (iii) the provision of office space and related facilities to MarketWatch personnel, it being understood that such actual cost shall be DBC's cost per rented square foot of space utilized by the MarketWatch personnel concerned, subject to the next sentence. The provision of office space and related facilities to MarketWatch personnel at DBC's current San Mateo location, however, shall be free of charge.

        3.2 In the event that DBC breaches subparagraph 1.01(b) of the Contribution Agreement among CBS Inc., DBC and MarketWatch dated as of October 29, 1997 (the "Contribution Agreement"), then, in addition to whatever other rights and remedies MarketWatch may have under the Contribution Agreement, MarketWatch may offset any monies due and owing from DBC under the (Section 1.01
(b) of the) Contribution Agreement against monies payable (from MarketWatch) to DBC hereunder.

        3.3 In the event that the services provided by DBC pursuant to this Agreement cause DBC to recognize income for federal income tax purposes in an amount which exceeds the amount prescribed for such services in Section 3.1(a) above (the "Excess"), then the entire amount of any deductions available to MarketWatch solely attributable to such Excess shall be allocated by MarketWatch to DBC.

4. CONTENT AND DELIVERABLES

        4.1 At no additional charge, DBC will grant MarketWatch a royalty-free, worldwide, non-exclusive license to use, copy, publicly display, make derivative works from, perform, distribute or otherwise make available on or through the MarketWatch Site and in connection with products and services distributed from the MarketWatch Site the following data feeds:

                (a) Those feeds/services set forth in Section 1.1(b)(i) hereof; and

                (b) The following additional data feeds/services, provided that DBC has in place a license to redistribute such data feeds/services: Fundamental Data, Historical Data, Intraday Tick Data.

        4.2 At no additional charge, DBC hereby irrevocably transfers and assigns to MarketWatch all right, title and interest in and to all deliverables, materials, copyrightable works, inventions, improvements, trade secrets, trademarks, servicemarks, made, conceived or developed by DBC either alone or with others in connection with this Agreement, and all DBC proprietary software and technology used in connection with the services and data feeds provided under this Agreement (collectively, the "DBC Services"), excluding DBC proprietary software used by DBC in connection with providing MarketWatch the MarketWatchRT data feed (the "MarketWatchRT Software").


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        4.3 At no additional charge, MarketWatch hereby grants to DBC a non-exclusive, perpetual license to use, copy, modify and make derivative works from the DBC proprietary software and technology used by DBC in providing the DBC Services.

        4.4 "MarketWatch Site" means the Internet websites owned or controlled by MarketWatch that provide stock quotes, personal finance information and business, stock stories and related products and services.

5. PERFORMANCE STANDARDS AND SPECIFICATIONS

        5.1 DBC will provide all DBC Services in a professional manner, consistent with industry standards.

        5.2 DBC will use its best efforts to cause all hosting and data services to meet the Performance Specifications (attached hereto as Schedule A, and hereby made a part of this Agreement).

        5.3 In the event that DBC materially fails to meet the Up-Time Requirements set forth in the Performance Specifications during any MarketWatch Business Day, defined below, MarketWatch's payments for the DBC network operations set forth in Section 1.1(a)(iii) hereof for that month shall be reduced by a percentage equal to the hours that the DBC Services failed to meet such Performance Specifications divided by the number of hours in the business days for that month. A "MarketWatch Business Day" shall be considered to run from the hours of 4AM to 8PM PST. DBC shall not be responsible for failures caused by MarketWatch's fault, or by the actions of a non-affiliated third party, provided that DBC has taken reasonable actions to anticipate and handle any such failure caused by a third-party, and further provided that DBC shall credit MarketWatch with any credits or payments received from third parties related to such failure. DBC shall use its best efforts to ensure that all third parties conform to the provisions hereof.

        5.4 DBC shall provide, at DBC's out-of-pocket cost, a redundant hosting center capable of providing immediate back up capability and such Internet connectivity as reasonably requested by MarketWatch.

        5.5 DBC will use its reasonable efforts to provide MarketWatch with additional required hardware, software or communications bandwidth, and will provide all of the foregoing to MarketWatch at DBC's cost.

6. DBC TRADEMARK

        At no additional charge, DBC will grant MarketWatch a worldwide, non-exclusive license to use the DBC trademark(s) in connection with the marketing, promotion, and operation of the MarketWatch Site, and the distribution of content from such Site and related products and


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services. MarketWatch's use of such trademarks shall be in accordance with DBC's reasonable trademark usage guidelines, as such guidelines are provided to MarketWatch in writing from time to time.

7. HOSTING SPECIFICATIONS AND TRANSITION SERVICES

        7.1 DBC will, upon MarketWatch's request, provide MarketWatch with reasonably detailed specifications for the DBC technology used in providing the DBC Services, and for all hardware, software, firmware and system configurations which MarketWatch will require to properly perform or have performed the services and procedures performed by DBC. The foregoing shall be subject to any limitations on disclosure imposed upon DBC by third party suppliers and licensors.

        7.2 Upon any termination or expiration of this Agreement, or of any of the services provided by DBC hereunder, DBC will provide the following assistance and deliverables:

                (a) assist MarketWatch, or MarketWatch's designee, in the configuration and installation of any hardware, software, firmware or equipment procured by MarketWatch in connection with the DBC Services.

                (b) DBC will deliver to MarketWatch or its designee, and install on hardware and equipment designated by MarketWatch, those DBC materials and DBC proprietary software programs necessary to provide the DBC Services.

                (c) DBC will deliver to MarketWatch, and install on MarketWatch's hardware and equipment, the current version of any MarketWatch software then being used by DBC in connection with the DBC Services, excluding the MarketWatch RT Software.

                (d) DBC will provide appropriate training for the MarketWatch employees or its agents or contractors who will be assuming responsibility for operation of the DBC technology following such transition. MarketWatch will be charged time and material, at current rates, for any training provided to MarketWatch due to termination.

                (e) DBC will assist MarketWatch, at MarketWatch's expense, in MarketWatch's acquisition of any necessary rights to access and use any third-party data feeds, hardware, software, documentation then being used by DBC in connection with the DBC Services. Upon MarketWatch's request, DBC will transfer or assign, or use its best efforts to cause to be transferred or assigned, to MarketWatch or its designee, on mutually acceptable terms and conditions, any contracts applicable to such data feeds, hardware, software and documentation.

                (f) MarketWatch shall have the option to buy any hardware and/or software that DBC is utilizing to provide the DBC Services for an amount to be negotiated in good faith by the parties.


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                (g) upon termination of this Agreement, MarketWatch shall
purchase from DBC any hardware and/or software purchased and paid for by DBC specifically at MarketWatch's request, at the then-current net book value of such hardware and/or software, computed using generally accepted accounting principles.

8. WARRANTIES; REPRESENTATIONS; INDEMNITIES

        8.1 (a) DBC represents and warrants that:

                (i) it has full power and authority to enter into and fully perform this Agreement.

                (ii) it has sufficient right and authority to grant to MarketWatch all licenses and rights granted or agreed to be granted by it hereunder.

                (iii) all materials and services furnished to MarketWatch or the use thereof will not violate any applicable lay, or violate or infringe upon the rights of any third party.

                (iv) at all times. DBC will comply with all applicable federal, state and local laws.

                (b) MarketWatch represents and warrants that it is free to enter into and fully perform this Agreement.

        8.2 (a) DBC will assume all obligations for and indemnify and hold MarketWatch harmless from (i) malfunctions or other usage problems resulting from or in connection with the "Year 2000 Problem" (i.e., the year 2000 (and later years) as distinct from the years 1900 through 1999, (and earlier years)), and (ii) "bugs", "viruses" or defects in the feeds or other software goods provided herein, which affect the function or capabilities of such feeds or software.

                (b) Each party shall at all times indemnify, hold harmless and defend the other party in accordance with the indemnification provisions (applicable to such party) set forth in Article VI of the Contribution Agreement; provided, however, that, MarketWatch agrees that neither DBC, nor its Data Providers, nor any agent, subsidiary, or representative thereof shall have any liability, contingent or otherwise, for the truthfulness, accuracy or timeliness of the Data Feed or the truthfulness, accuracy, timeliness, completeness or correct sequencing of the Data Feed by DBC or the Data Providers, or for any decision made or action taken by MarketWatch or its customers in reliance upon the Data Feed, or for interruption or delay of the Data Feed except to the extent that such liability arises from DBC's malfeasance or nonfeasance. THERE IS NO WARRANTY OF MERCHANTABILITY NOR WARRANTY OF FITNESS FOR A PARTICULAR USE, NOR ANY IMPLIED WARRANTY OF ANY KIND, REGARDING THE INFORMATION OR ANY ASPECT OF THE DATA FEED (INCLUDING BUT NOT LIMITED TO INFORMATION ACCESS). MARKETWATCH RECOGNIZES THAT THE ACCURACY OF THE INFORMATION SHOULD BE CHECKED BEFORE ITS


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CUSTOMERS RELY ON IT.

                (c) IN NO EVENT WILL MARKETWATCH, DBC OR THE DATA PROVIDERS BE LIABLE TO MARKETWATCH'S CUSTOMERS, EACH OTHER, OR ANY OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, OR DAMAGES THAT RESULT FROM INCONVENIENCE, DELAY OR LOSS OF THE USE OF THE DATA FEED), OR CLAIMS ARISING IN TORT (INCLUDING NEGLIGENCE), EVEN IF MARKETWATCH, DBC OR THE DATA PROVIDERS HAVE BEEN ADVISED OF OR ARE OTHERWISE AWARE OF THE POSSIBILITY OF ANY OF THE FOREGOING.

                (d) Neither MarketWatch, DBC nor the Data Providers shall be liable for any loss resulting from a cause over which such entities do not have direct control, including but not limited to the failure of electronic or mechanical equipment or communication lines, telephone or other interconnect problems, unauthorized access or theft.

                (e) MarketWatch agrees to indemnify and hold DBC and the Data Providers harmless from and against any and all claims, losses, liability, costs and expenses (including but not limited to attorneys' fees) to the extent arising from or relating to MarketWatch's modification of the information provided by DBC or the Data Providers or of the Data Feed, or the combination of such information or Data Feed with other information or content, and/or MarketWatch's violation of this Agreement.

9. ACCOUNTINGS

        9.1 DBC will compute Net Revenues or any other transactions on which monies are payable to MarketWatch as of each March 31, June 30, September 30 and December 31, for the prior three (3) months. Within sixty (60) days after the close of the calendar quarterly period concerned, DBC will send MarketWatch a statement covering the number of subscribers who pay for the feeds described in
Section 1.2 during such quarterly period and will pay MarketWatch for any Net Revenues or other monies due (including, without limitation, sums due in connection with the subscriptions concerned).

        9.2 DBC will maintain books and records which report the sales and maintenance of subscriptions hereunder. Any Member of MarketWatch may make an examination of a particular statement within three (3) years after the date when DBC sends the statement concerned. Any Member of MarketWatch may review and copy the books and records of DBC with respect to such statement, upon reasonable notice during normal working hours.

10. REMEDIES

        10.1 MarketWatch shall have the right to terminate this Agreement if:

                (a) DBC breaches any material term or condition of this Agreement and has failed to cure such breach within ten (10) days after MarketWatch's notice of default. The


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foregoing cure period will not apply to DBC's obligations regarding the provision of delayed data feeds or to breaches incapable of being cured;

                (b) DBC: (i) becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; (ii) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; (iii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or
(iv) is liquidated or dissolved; or

                (c) MarketWatch is dissolved.

MarketWatch may exercise its rights pursuant to this Section 10.1 by sending DBC the appropriate notice. No exercise of MarketWatch's rights under this Section
10.1 will limit MarketWatch's remedies by reason of DBC's default, MarketWatch s rights to exercise any other right under this Section 10.1, or any of MarketWatch's other rights. The terms and conditions of Sections 4.3 and 7.2 shall survive any termination or expiration of this Agreement.

11. GENERAL

        11.1 Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, MarketWatch may have the right to assign this Agreement or any of its rights and obligations hereunder to any entity controlling, controlled by or under common control with, MarketWatch, or to any entity that acquires MarketWatch by purchase of stock or by merger or otherwise, or by obtaining substantially all of MarketWatch's assets (a "MarketWatch Assignee"), provided that any such MarketWatch Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of MarketWatch under this Agreement. In the event that any entity acquires DBC by purchase of stock or by merger or otherwise, or by obtaining substantially all of DBC's assets (a "DBC Assignee"), such DBC Assignee shall succeed to all of the rights and be subject to all of the obligations of DBC under this Agreement and MarketWatch shall be entitled to injunctive, and other appropriate equitable relief, without the necessity of posting a bond, to ensure DBC's and the DBC Assignee's compliance with the terms and conditions of this Agreement.

        11.2 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York; applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

        11.3 Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby.


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Each of DBC and MarketWatch agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of DBC and MarketWatch further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York, with respect to any matters to which it has submitted to jurisdiction in this Section 11. Each of DBC and MarketWatch irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        11.4 Each party shall comply in all material respects with all laws and regulations applicable to its activities under this Agreement.

        11.5 If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

        11.6 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (i)    if to MarketWatch,

                      825 Battery Street
                      San Francisco, CA 94111

                      Attention of Larry Kramer and Peter Bardwick

                      with copies to:
                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, CA 94306

                      Attention of Mark C. Stevens, Esq.


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               (ii)   if to DBC,

                      Data Broadcasting Corporation
                      3955 Point Eden Way
                      Hayward, CA 94545-3720

                      Attention of Mark F. Imperiale, President


            with copies to:

                      Camhy Karlinsky & Stein LLP
                      1740 Broadway
                      Sixteenth Floor
                      New York, NY 10019

                      Attention of Alan I. Annex, Esq.

                      CBS Broadcasting Inc.
                      51 W 52nd Street
                      New York, NY 10019

                      Attention of Fredric G. Reynolds
                                   Louis J. Briskman

        11.7 The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

        11.8 No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

        11.9 This Agreement, along with the Exhibits thereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other part, in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

        11.10 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

        11.11 This Agreement shall not become effective until executed by all proposed Parties hereto.


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        11.12 This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any two parties hereto may waive compliance by the third partly with any term or provision of this Agreement that such third party was or is obligated to comply with or perform.

        11.13 Except as provided in Article VI of the Contribution Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implies shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

        11.14 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

DATA BROADCASTING CORPORATION               MARKETWATCH.COM, LLC


By:  /s/ Mark F. Imperiale                  By:  /s/ J. Peter Bardwick
   ---------------------------------           ---------------------------------

Title:   President                          Title:   Chief Financial Officer
      ------------------------------              ------------------------------
                                                            and Secretary





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